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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): May 17, 1999



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         Delaware                       1-10662                   75-2347769
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)



   810 Houston Street, Suite 2000, Fort Worth, Texas                 76102
      (Address of principal executive offices)                    (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

     On May 17, 1999, Cross Timbers Oil Company ("Cross Timbers") entered into a definitive agreement to acquire, with Lehman Brothers Holdings, Inc. ("Lehman Brothers"), the common stock of Spring Holding Company ("Spring"), a private oil and gas company located in Tulsa, Oklahoma, for $39.3 million cash and 4 million shares of Cross Timbers' common stock, totaling $85 million. Closing is anticipated to occur June 30, 1999. Cross Timbers and Lehman Brothers will each own 50% of all outstanding common stock of Spring and will have equal board representation and control of Spring. Cross Timbers will issue 4 million shares of its common stock at an agreed value of $11.425 per share and receive $3.2 million in cash. Lehman Brothers will contribute $42.5 million in cash and give Cross Timbers an opportunity to acquire its 50% equity interest at a later date. The transaction requires approval of the banks of both Cross Timbers and Spring.

     The acquired interests consist of about 1,400 producing wells on 340,000 net acres located primarily in the Arkoma Basin of Arkansas and Oklahoma.
Spring estimates proved reserves at December 31, 1998 to be 264 billion cubic feet of natural gas equivalent, of which 99% is natural gas. First quarter 1999 daily production from this acquisition averaged 66 million cubic feet of natural gas equivalent. Cross Timbers ascribes $20 million in value to non-producing assets including Mega Natural Gas Company, L.L.C., a gas gathering and marketing company, other compression and gathering assets, undeveloped acreage and other assets. As of December 31, 1998, Spring's debt was $151 million, which Cross Timbers anticipates will be reduced to about $145 million by June 30, 1999.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CROSS TIMBERS OIL COMPANY


Date: May 27, 1999                  By:   /s/ LOUIS G. BALDWIN
                                       ----------------------------------------
                                              Louis G. Baldwin
                                              Senior Vice President and
                                                 Chief Financial Officer

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